Exhibit 10.19
Summary of 2009 and 2010 Cash Incentive Programs
The Company’s Compensation Committee established a 2009 Cash Incentive Program and 2010 Cash Incentive Program for the named executive officers, which includes award targets granted under the Company’s Management Incentive Plan, with respect to incentive bonuses to be earned for fiscal year 2009 and 2010, respectively. The Management Incentive Plan permits the Company to pay incentive bonuses that meet the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Under these programs, each named executive officer is notified by the Company of the percentage of that participant’s base salary up to which that participant is eligible to earn as a maximum award and the goals which must be achieved to be eligible to receive a payment under the applicable program. For each of fiscal year 2009 and 2010, Mr. Black is eligible to receive an award of up to 200% of his base salary and Messrs. Ullman, Hensley, Merry and Thorne are each eligible to receive an award of up to 65% of their respective base salaries.
The performance goals under each of the 2009 Cash Incentive Program and 2010 Cash Incentive Program are based upon the Company earning net income within or above a specified range (the “Eligibility Range”) for the applicable program. With respect to the named executive officers other than the Chief Executive Officer, the following “personal” goals may also be considered and utilized by the Compensation Committee in its exercise of negative discretion in reducing the amount of an award that would otherwise be paid as a result of the level of the net income achieved by the Company: (i) the participant receiving an overall job performance rating of “Effective” or better (the equivalent of 3 out of 5); (ii) the participant complying with the Company’s Code of Conduct, Associate Manual and other rules, regulations and policies and not engaging in any dishonest acts or other acts that are or may be detrimental to customers, fellow associates or the Company; and (iii) attainment of specific goals for departmental or individual performance. For purposes of the 2009 Cash Incentive Program and 2010 Cash Incentive Program, “net income” is the reported net income of the Company for the relevant fiscal year and is therefore determined after deduction for all incentive plan and other compensation expenses. If the Company’s net income is below the Eligibility Range for the particular program, an award payment may not be authorized. If the Company’s net income is within the Eligibility Range, the percentage of the award target which participants are eligible to earn increases as net income increases, up to 100%. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each participant is eligible to earn the participant’s maximum award target. All award payments under the 2009 Cash Incentive Program will be paid in cash and, if payable under the 2010 Cash Incentive Program, are expected to be settled in cash. If the Company’s Equity Incentive Plan is approved by stockholders at the Company’s 2010 Annual Meeting of Stockholders, then the Compensation Committee will have the discretion to settle awards payable under the Management Incentive Plan in cash, shares of common stock or a combination of cash and stock.

The Compensation Committee has the discretion to make award payments in an amount less than the pre-established award targets, even if the objective business criteria are achieved. In deciding whether, and to what extent, to pay an award payment to each named executive officer (other than the Chief Executive Officer), an important factor considered by the Compensation Committee, in exercising its discretion to reduce an award, is the Chief Executive Officer’s evaluation of the individual performance of the named executive officer. Generally, the Chief Executive Officer makes his recommendation based upon his evaluation of the named executive officer’s individual contributions to the performance of the Company and such other factors as he may deem relevant. The final determination of all award payments to the named executive officers is made by the Compensation Committee; however, the Compensation Committee may not use these subjective criteria to increase the amount of any award that is otherwise payable at a specific level based upon the attainment of the objectively determined amount of net income.
For the 2009 Cash Incentive Program, the Eligibility Range was $57.5 million to $63.5 million of net income. If the Company earned less than $57.5 million of net income, no participant would have been entitled to an award payment under this program. At $57.5 million of net income each participant would have been eligible to receive up to 20% of his award target. At or above $63.5 million of net income, each participant was eligible to receive up to 100% of his award target. Between $57.5 million and $63.5 million of net income, the percentage of the award target which each participant was eligible to receive increased as net income increased.
For the 2010 Cash Incentive Program, the Eligibility Range is $71.2 million to $78.4 million of net income. If the Company earns less than $71.2 million of net income, no participant is entitled to an award payment under this program. At $71.2 million of net income, Mr. Black is eligible to receive up to 30% of the maximum award target and Messrs. Ullman, Hensley, Merry and Thorne are eligible to receive up to approximately 15% of the maximum award targets. At or above $78.4 million of net income, each participant is eligible to receive up to 100% of the participant’s maximum award target. Between $71.2 million and $78.4 million of net income, the percentage of the award target which each participant is eligible to receive will increase as net income increases.

2